Exhibit 99.1
QUESTCOR PHARMACEUTICALS TO EXPAND SALES FORCE
Continued Positive Growth in MS Market Drives Expansion Decision
Company Provides Update on Other Key Business Trends
UNION CITY, CA/January 13, 2009—Questcor Pharmaceuticals, Inc. (NasdaqCM: QCOR) announced today that it is increasing its sales force from 15 representatives currently to 30 representatives in order to build upon continued positive growth trends in prescriptions of its H.P Acthar® Gel (repository corticotropin injection) for the treatment of exacerbations associated with multiple sclerosis (“MS”), an indication for which Acthar is already approved.
“During the second quarter of 2008, we launched an effort to build prescriptions of Acthar from doctors treating those MS patients who do not respond to, or cannot tolerate, other forms of treatment,” said Don M. Bailey, President and CEO of Questcor. “As a result of our efforts, shipped new prescriptions for this market have risen steadily each quarter. During the fourth quarter we again saw a greater than 50% increase in new MS prescriptions over the prior quarter. In addition, MS refill activity has been higher than expected. We estimate that, based on preliminary information, MS sales were over 20% of net sales of Acthar in the just completed quarter. Based on these positive trends, we are again increasing the sales team to further expand our sales effort to physicians treating MS patients. We anticipate completing this phase of our sales force expansion by the end of the first quarter. The final phase of our sales force expansion to approximately 40 representatives could occur later in the year,” Mr. Bailey added.
Questcor also reported today that
▪	A total of 1,510 Acthar vials were shipped during the fourth quarter of 2008.

▪	The Company completed 2008 with approximately $55 million in cash. During 2008, Questcor used $46 million in connection with stock repurchases.

▪	The Company continues to be in regular contact with the U.S. Food & Drug Administration regarding its supplemental New Drug Application (sNDA) seeking approval to market Acthar for the treatment of infantile spasms. Topics of discussion with FDA to-date have included certain aspects of the process and reformatting of specific files to better facilitate FDA review.

▪	Questcor has been notified that the first anticipated study involving the use of Acthar to treat Nephrotic Syndrome, a serious kidney disorder treated by nephrologists, has received IRB approval and is expected to begin enrolling patients in the first quarter of 2009.
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that markets two commercial products, H.P. Acthar(r) Gel (“Acthar”) and Doral(r). Acthar (repository corticotropin injection) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”) and to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythamatosus. In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. Doral is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties and are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to:
—	Questcor’s ability to continue to successfully implement its Acthar-centric business strategy;

—	the introduction of competitive products,

—	regulatory changes including possible outcomes relating to a July 2008 Congressional hearing regarding orphan drug pricing;

—	Questcor’s ability to accurately forecast the demand for its products;

—	the gross margin achieved from the sale of its products;

—	Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid-eligible patients;

—	that the actual amount of rebates and discounts related to the use of Acthar by government entities and Medicaid-eligible patients may differ materially from Questcor’s estimates;

—	the expenses and other cash needs for upcoming periods;

—	the inventories carried by Questcor’s distributors, specialty pharmacies and hospitals,

—	volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand;

—	Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all;

—	Questcor’s ability to attract and retain key management personnel;

—	Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on taxable income;

—	research and development risks, including risks associated with Questcor’s sNDA for IS and its preliminary work in the area of nephrotic syndrome;

—	uncertainties regarding Questcor’s intellectual property;

—	the uncertainty of receiving required regulatory approvals in a timely way, or at all;

—	uncertainties in the credit and capital markets and the impact a further deterioration of these markets could have on Questcor’s investment portfolio;

—	as well as the risks discussed in Questcor’s annual report on Form

10-K for the year ended December 31, 2007 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Contacts:
Questcor Pharmaceuticals, Inc.
Don Bailey
510-400-0776
dbailey@Questcor.com
EVC Group, Inc.
Investors
Doug Sherk
415-896-6820
Media
Christopher Gale
646-201-5431